INVESTMENT AGREEMENT
According to certain relocation policies and urban planning and restructuring carried out by the government of Changxing County, the Investment Agreement is made and entered in, by and between Party A and Party B on the basis of  open , just and amicable negotiation.

1. Both Parties:

Party A:	Administrative Committee of Changxing Economic Development Zone, Zhejiang
Address:	No.666 Jingyi Road, Changxing Economic Development Zone

Tel: 86(572) - 6023743       Fax；86 (572) -6039109
P.C.  313100

Party B: Changxing Chisen Electric Co., Ltd.

Legal Representative: Xu Kecheng

Address: No.667 Jingyi Road, Changxing Economic Development Zone
Tel: 86(572) - 6267301 Fax；86 (572) -6236588

2. Investment Framework

(1)
Party B moves out of the original factory site and carries out corporate relocation acquisition compensation agreement. Party A will be responsible to provide land for the relocation project in Changxing Economic Development Zone..

(2)
Party B’ construction projects shall comply with industry-orientation, land planning, construction planning and environmental protection requirements, establishing and improving environmental protection facilities to effectively achieve energy saving and pollution reduction.  The allocation of construction funds must be strictly ensured in accordance with the plan and then complete the total investment.

(3)	Party B is likely to get a reward from Party A by strictly carrying out the agreement. Party A shall adjust the policy support in accordance with Party B’s performance.
(4)	Both sides confirmed, based on the signing of this agreement, Party B will participate in the “Land Tender, Auction and Listing” activities organized by Changxing County Land and Resources Bureau

3. Project Description
Relocation Project Construction of Changxing Chisen Electric Co., Ltd. (the specific construction project should be approved by Party A)

Intended land:
The project site is situated in the east of Jingsi Road and the north of Taihu Avenue (with sketch) in Changxing Economic Development Zone. The scope of planning area of the parcel is about 136.35 mu, of which the area inside the red line about 118.74 mu; the area for public land use is about 17.61 mu. The area of the parcel will be subjected to “Land Tender, Auction and Listing” area.  In case the land planning and restructuring happens, or exists any other situations which prevent the continuation of the project, both party should choose the alternative parcel.
The area on the certificate is equal to the area inside the red line.

4. Investment Scale and Economic benefits
Total investment:
The total investment is RMB300 million yuan
Economic benefits:
The tax into the Treasury of relocation project in 2012 will reach over RMB12.08 million yuan; Party B’s project tax into the Treasury in 2013 will reach reached 100 million yuan.

5. Land Description
The land should be delivered by the current status. Party A should provide the surrounding public (main) roads, water supply, drainage (rain), sewage discharge, electricity (electricity infrastructure) line in place.

6. The Acquisition of Land Use Right
The land will be deemed as a public transfer and Party B shall pay the land transfer amount, contract tax and other fees at market price. The land prepayment paid by Party B to Party A shall be converted into the equal land transfer amount and the gap shall be paid by Party B. If the land prepayment paid is higher than the land transfer land prepayment, which will be settled on land prepayment.

7. Land Prepayments
To ensure a smooth land transfer and construction in accordance with planning projects, Party B should pay the land prepayment in advance. Pricing: land area within the red line by 200 thousand / mu; public land area within the scope of planning  line at 100 thousand / mu, a total of RMB 25.509 million yuan.  Prepayment will be calculated by the actual area.
Prepayment Terms:
Party B shall pay 20% of the prepayment within 7 days starting from the date of signing as a performance bond, pay 85% of land prepayment (including performance bonds) within 30 days.  The balance will be paid off before “Land Tender, Auction and Listing”.  The funds paid by Party B above can be partly offset by Party A’s buy-back fund.

Payment Account:
Please wire the land prepayment to the account below:
Account name:	Changxing Yongxin Construction & Development Company Limited
Bank name:	Changxing Xianqian street branch, Industrial and Commercial Bank of China

Account number: 1205270409200011663

8.  Land Development and Utilization

Commencement Date
The relocation project will begin within 5 months from the signing of the agreement.

Planned Construction Period and Operation Starting Time:
The construction project shall be completed within two (2) years from the signing of the agreement.

Construction Requirement:
Volume ratio is not less than 1.2; auxiliary building covers an area not more than 7%; the east part of the public land within the planning line will be for Party B’s use, but it should be consistent with the planning of the Economic and Development Zone.
Party B shall abide by laws and government regulations and strictly construct in accordance with the land drawings and planning proposal.

Operation Time:
The construction project will be launched into operation in 2012.

9. Special Clauses

Party B:

(1)           Party B promises the relocation project tax into the Treasury in 2012 will reach over RMB12.08 million; the project tax into the Treasury in the Economic and Development Zone in 2013 will reach RMB 100 million.
(2)           Due to the policy support reasons, which result in the project not being approved; Party A can terminate the agreement.
(3)           Party B has fully understood and accepted the content and regulations listed in this agreement and Changxing Economic Development Zone Industrial Project Access Management Regulations

Party A:
Party A hereby declares the following:
(1)           Party A shall assist Party B acquire all necessary certificates and approval process.
(2)           Party A shall coordinate, deal with project construction and the problems arising from the rural area and related department during the normal operation course in a timely fashion.  Party A shall try to maintain the normal operation and legitimate rights and interests and create a favorable external environment.

10. Breach Liabilities:
(1)           Due to Party B’s failure to pay the advance of land, Party A reserves the right to request Party B to continue paying or may cancel the agreement and can receives 3 ‰ penalty per day according to the expired date.
(2)           Party A may terminate the agreement, if the commencement date of the relocation project exceeds the agreed start date, or due to Party B’s failure to perform other agreed clauses, and such failure continues after Party B has been notified twice, Party A may terminate the agreement. If Party B breaches the agreement, Party A can adjust supporting policy.
(3)           As prescribed in document with Certificate number: CZBF [2008] 62, both  sides agreed to perform in accordance with regulations.

11.  Jurisdiction

Where a labor dispute between the parties takes place during the performance of this Contract, the parties concerned may seek for a settlement through consultation; or either party may apply to the local people's court.

12. Miscellaneous

The following appendices are mainly comprised of:

Appendix 1: Project application report and related approved documents.
Appendix 2: Project funded and project building plan
Appendix 3: Construction layout proposal

This agreement is an investment agreement; which can not be deemed as a basis for getting the land. Party B shall acquire the land use right for construction through market.

This agreement will become effective after Party B pays the performance bond within 7 days after the agreement signed and sealed by both parties.

This Agreement shall be in sextuplicate copies with equal legal force.
Each Party holds three copies.

Party A:	Administrative Committee of Changxing Economic Development Zone, Zhejiang
Legal Representative:

Party B: Changxing Chisen Electric Co., Ltd.
Legal Representative: Xu Kecheng

This Agreement is made and entered into as of August 20, 2010 in Changxing County, Zhejiang Province.